Exhibit 99.1

OneMedNet Announces CEO Succession Plan

~ President, Aaron Green, Assumes Role of Chief Executive Officer ~

~ CEO, Paul Casey, Announces Retirement and Shift to Active Advisory Role to Guide Transition Successfully ~

~ Casey to Remain on Board Post-Transition ~

April 2, 2024

Minneapolis, MN – (ACCESSWIRE) OneMedNet Corporation (Nasdaq: ONMD), the leading curator of regulatory-grade imaging Real World Data (“iRWDTM”), today announced that its President, Aaron Green, has assumed the role of President and Chief Executive Officer, in addition to an appointment to OneMedNet’s Board of Directors. Mr. Green will succeed CEO, Paul Casey, who has announced his retirement and who will continue to serve on the Board of Directors.

Mr. Green is a seasoned public company executive and healthcare IT leader, with more than 20 years of experience including an impressive track record of driving growth, leading business transformations and creating shareholder value. As President and CEO, Green will lead all facets of OneMedNet’s business involving its iRWD™ offering, including R&D, product, strategy, and sales across global markets. Under Mr. Green’s leadership, the Company has successfully added four new large strategic partners which nearly doubles OneMedNet’s clinical data Network in 2024 to-date, and has already contributed to growth in bookings of 15% year-over-year.

Prior to joining OneMedNet, Green served as General Manager Radiology Imaging at Change Healthcare, and most recently as Vice President Cloud Solutions, at Optum Insights, where he was responsible for developing and exceeding the P&L, Bookings, Revenue and EBITDA targets of its Cloud Solution lines. Prior to Change Healthcare, he spent 15 years at McKesson growing to Division Vice President, Sales where he led executives, salespersons and staff across the US, Canada, and the US-government territories.

Paul Casey, commented, “Upon accepting the role of CEO in 2022, my goal was to properly position the Company for public life, and we’ve successfully completed this milestone with our IPO in November 2023. Aaron’s past successes as a business leader within the healthcare IT industry and necessary relevant public company experience made him the perfect candidate to assume the CEO role upon my retirement. Since Aaron joined, I have confidence that Aaron’s many years of successful executive leadership coupled with the depth of his direct industry expertise offered the necessary talent to drive OneMedNet forward. Having worked daily with Aaron since he assumed the role of President, the time is right for us to complete this leadership transition. OneMedNet could not be in better hands, and I look forward to working with Aaron to ensure a smooth and more importantly, successful transition. It is my privilege to hand over the reins to Aaron.”

“I am honored to be named, and eager to assume the CEO position here at OneMedNet,” commented Green. “I would like to thank Paul for demonstrating solid leadership through OneMedNet’s structural shift and the mentorship he has provided to not only myself but the entire OneMedNet team. I would also like to thank the Board of Directors for placing its trust in me to serve as the next CEO of OneMedNet.”

“Paul’s leadership and commitment to OneMedNet, our employees and our investors has been invaluable. On behalf of the entire OMN team, I want to thank Paul for the tremendous impact he has had on our team and business during his time with the Company, and I look forward to continuing to work closely with Paul and appreciate the important role he’ll play in setting his successor up for success,” said Dr. Jeffrey Yu, OneMedNet’s Founder Chief Medical Officer, and Chairman.

“The CEO transition from Paul to Aaron is a direct reflection of the Board’s mindful succession planning and our confidence that the Company will see continued operational momentum as Aaron assumes the role of CEO,” added Dr. Jeffrey Yu. “Aaron embodies our values of quality and commitment to responsiveness in clinical imaging and curation of iRWDTM based upon success in compiling one of the largest networks of imaging centers, comprised of hospitals, imaging centers and clinics, throughout the United States, Canada, United Kingdom, and growing covering more than 47 million patients to date,” concluded Dr. Yu.

About OneMedNet Corporation

Founded in 2009, OneMedNet provides innovative solutions that unlock the significant value contained within the clinical data repositories of healthcare providers. OneMedNet’s robust iRWD™ platform provides secure, comprehensive management of diverse clinical data types, including electronic health records (EHR), laboratory results, medical imaging data. Employing its proven OneMedNet iRWD™ platform, OneMedNet securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to healthcare providers. By leveraging this extensive federated provider network, together with industry leading technology and in-house clinical expertise, OneMedNet successfully meets the most rigorous RWD Life Science requirements. Our commitment to leveraging real-world data translates into healthcare innovations, setting new standards in patient care and advancing the future of medicine. For more information, please visit www.onemednet.com.

Investor Contacts:

Shannon Devine / Rory Rumore

MZ Group North America

203-741-8811

ONMD@mzgroup.us

Source: OneMedNet

Company Contact:

OneMedNet Corporation

Michael Wong, Director of Marketing

Phone: 800-918-7189

Email: michael.wong@onemednet.com

Source: OneMedNet